May 2, 2006

Media Contact: Cynthia Messina, Las Vegas, NV (702) 876-7132

Shareholder Contact: Ken Kenny, Las Vegas, NV (702) 876-7237

SWX-NYSE

For Immediate Release

SOUTHWEST GAS CORPORATION
ANNOUNCES FIRST QUARTER EARNINGS

Las Vegas - Southwest Gas Corporation announced consolidated earnings of $1.12 per basic share for the first quarter of 2006, a $0.24 increase from the $0.88 per basic share earned during the first quarter of 2005. Consolidated net income was $44.2 million, compared to $32.8 million in the prior period.

According to Jeffrey W. Shaw, Chief Executive Officer, "The improvement in earnings primarily reflects higher operating margin resulting from customer growth, the recognition of one month of the Arizona general rate increase, and slightly better (but still warmer-than-normal) weather. In addition, our construction services subsidiary turned in another strong performance. With this solid start, we optimistically look forward to a year of improved earnings results.”

For the twelve months ended March 31, 2006, consolidated net income was $55.2 million, or $1.42 per basic share, compared to $48.6 million, or $1.35 per basic share, during the twelve-month period ended March 31, 2005. Results for the current twelve-month period include a $10 million, or $0.16 per share, nonrecurring charge recorded in the fourth quarter of 2005 related to an injuries and damages incident.

-more-

Natural Gas Operations Segment Results

First Quarter

Operating margin, defined as operating revenues less the cost of gas sold, increased approximately $20 million, or ten percent, in the first quarter of 2006 compared to the first quarter of 2005. During the last twelve months, the Company added 86,000 customers (excluding 19,000 customers acquired April 2005 in South Lake Tahoe), an increase of five percent. New and acquired customers, coupled with additional amounts from existing transportation and nonweather-sensitive sales customers, contributed an incremental $14 million in operating margin during the quarter. Rate relief in Arizona added $5 million in operating margin compared to the prior year. Differences in heating demand caused primarily by weather variations between periods resulted in a $1 million operating margin increase as warmer-than-normal temperatures were experienced during both periods. During the current quarter, operating margin was negatively impacted by $9 million, and in the prior-year quarter, the negative impact was $10 million.

Operating expenses for the quarter increased $5.7 million, or five percent, compared to the first quarter of 2005 primarily due to general cost increases and incremental operating costs associated with serving additional customers. Net financing costs increased $2.1 million, or ten percent, between periods primarily due to an increase in average debt outstanding (to help finance growth and the higher unrecovered purchased gas adjustment (PGA) balance) and higher rates on variable-rate debt. Income tax expense in the first quarter of 2006 includes a nonrecurring $1.7 million state income tax benefit.

-more-

Twelve Months to Date

Operating margin increased $37 million between periods. Customer growth contributed an incremental $29 million and rate relief in all service territories added $12 million. Differences in heating demand caused primarily by weather variations between periods resulted in a $4 million operating margin decrease as warmer-than-normal temperatures were experienced during both periods. During the current period, operating margin was negatively impacted by $18 million, and in the prior period, the negative impact was $14 million.

Operating expenses increased $31.5 million, or seven percent, between periods reflecting general increases in labor and maintenance costs, and incremental operating costs associated with serving additional customers. The $10 million nonrecurring injuries and damages charge is a significant component of the increase. Net financing costs rose $4.3 million, or five percent, between periods primarily due to an increase in average debt outstanding to help finance growth and higher rates on variable-rate debt.

Other income improved $4.2 million primarily due to higher returns on long-term investments and increased interest income on higher deferred PGA balances.

Southwest Gas Corporation provides natural gas service to 1,737,000 customers in Arizona, Nevada, and California. Its service territories are centered in the fastest-growing region of the country.

-more-

This press release may contain statements which constitute "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act). All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, changes in natural gas prices, the ability to recover costs through the PGA mechanism, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, changes in gas procurement practices, changes in capital requirements and funding, the impact of conditions in the capital markets on financing costs, changes in construction expenditures and financing, changes in operations and maintenance expenses, future liability claims, changes in pipeline capacity for the transportation of gas and related costs, acquisitions and management’s plans related thereto, competition, and the ability to raise capital in external financings. In addition, the Company can provide no assurance that its discussions regarding certain trends relating to its financing, operations, and maintenance expenses will continue in future periods.

-more-

SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED MARCH 31,	2006	2005
Consolidated Operating Revenues	$676,941	$542,880
Net Income	$44,180	$32,829
Average Number of Common Shares Outstanding	39,492	37,097
Basic Earnings Per Share	$1.12	$0.88
Diluted Earnings Per Share	$1.11	$0.88

TWELVE MONTHS ENDED MARCH 31,	2006	2005
Consolidated Operating Revenues	$1,848,344	$1,546,540
Net Income	$55,174	$48,560
Average Number of Common Shares Outstanding	38,722	35,869
Basic Earnings Per Share	$1.42	$1.35
Diluted Earnings Per Share	$1.41	$1.34

-end-

SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED MARCH 31,		TWELVE MONTHS ENDED MARCH 31,
	2006	2005	2006	2005
Results of Consolidated Operations
Contribution to net income - gas operations	$42,077	$32,386	$43,361	$40,184
Contribution to net income - construction services	2,103	443	11,813	8,376

Net income	$44,180	$32,829	$55,174	$48,560

Earnings per share - gas operations	$1.07	$0.87	$1.12	$1.12
Earnings per share - construction services	0.05	0.01	0.30	0.23

Basic earnings per share	$1.12	$0.88	$1.42	$1.35

Diluted earnings per share	$1.11	$0.88	$1.41	$1.34

Average outstanding common shares	39,492	37,097	38,722	35,869
Average shares outstanding (assuming dilution)	39,847	37,390	39,073	36,161

Results of Natural Gas Operations
Gas operating revenues	$608,142	$494,983	$1,568,416	$1,323,251
Net cost of gas sold	397,497	303,927	921,701	713,095

Operating margin	210,645	191,056	646,715	610,156
Operations and maintenance expense	78,387	74,276	318,548	295,095
Depreciation and amortization	35,553	34,247	139,287	132,476
Taxes other than income taxes	10,617	10,314	39,343	38,074

Operating income	86,088	72,219	149,537	144,511
Other income (expense)	2,952	1,086	6,953	2,717
Net interest deductions	21,955	19,882	83,668	79,392
Net interest deductions on subordinated debentures	1,931	1,931	7,723	7,725

Income before income taxes	65,154	51,492	65,099	60,111
Income tax expense	23,077	19,106	21,738	19,927

Contribution to net income - gas operations	$42,077	$32,386	$43,361	$40,184

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
MARCH 31, 2006

FINANCIAL STATISTICS
Market value to book value per share at quarter end	139%
Twelve months to date return on equity -- total company	7.3%
-- gas segment	6.0%
Common stock dividend yield at quarter end	2.9%

GAS OPERATIONS SEGMENT

Rate Jurisdiction	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity
Arizona	$922,721	8.40%	9.50%
Southern Nevada	574,285	7.45	10.50
Northern Nevada	110,309	8.56	10.50
Southern California	102,703	8.74	10.38
Northern California	45,487	8.74	10.38
Paiute Pipeline Company (1)	82,853	9.44	11.80

(1) Estimated amounts based on rate case settlements.

SYSTEM THROUGHPUT BY CUSTOMER CLASS

	THREE MONTHS ENDED MARCH 31,		TWELVE MONTHS ENDED MARCH 31,
(In dekatherms)	2006	2005	2006	2005
Residential	31,071,810	30,287,364	65,830,968	64,486,616
Small commercial	11,454,591	10,895,990	30,565,828	29,810,367
Large commercial	3,675,862	3,147,516	11,712,219	10,818,068
Industrial / Other	2,898,727	3,298,074	15,254,883	16,491,157
Transportation	26,618,636	33,280,969	120,734,011	131,051,106

Total system throughput	75,719,626	80,909,913	244,097,909	252,657,314

HEATING DEGREE DAY COMPARISON
Actual	1,022	1,039	1,732	1,885
Ten-year average	1,105	1,105	1,970	1,974

Heating degree days for prior periods have been recalculated using the current period customer mix.